                                                                 EXHIBIT A(3)(C)

                         SCHEDULE OF SALES COMMISSIONS

                                                      BASE         EXPENSE      TOTAL SALES
                                                   COMMISSION     ALLOWANCE     COMMISSIONS
                                                  -------------  ------------  -------------
Year 1*.........................................       40.00%         0.00 %       40.00 %
Year 2 - Year 15................................        3.00%         0.00 %        3.00 %
Year 16+........................................        2.00%         0.00 %        2.00 %

* In Year 1, the base commission is payable up to the Guideline Annual Premium. The amount of commission paid on the premium received in excess of the Guideline Annual Premium is 3%.